CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-02791, 333-09395, 333-83799, 333-83801, 333-83303, 333-83805, 33-58646 and 333-107404 on Form S-8 and Registration Statement Nos. 333-108490 and 333-115312 on Form S-3 of our of our report dated December 13, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s significant code-sharing agreements), appearing in the Annual Report on Form 10-K of Mesa Air Group, Inc. for the year ended September 30, 2004 and our report dated April 11, 2005, appearing in this Annual Report on Form 11-K of Mesa Air Group, Inc. 401(k) Plan for the year ended September 30, 2004.

Deloitte & Touche , LLP

Phoenix, Arizona
April 11, 2005